Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Crocker Coulson, President
Phone: +86-536-7300-667	Phone: +1-646-213-1915 (New York)
Email: vincent.hu@yuhepoultry.com	Email: crocker.coulson@ccgir.com
www.ccgirasia.com
Mr. Jason Wang, Director of Investor Relations
Phone: +1-765-409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

Yuhe International, Inc. Increases Number of Breeder Farms to 27

•   Acquires 13 breeder farms
•   Purchases land use rights for a new breeder farm

Weifang, Shandong province, P.R.C. January 4, 2009 – Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced that the Company had recently entered into an agreement to purchase 13 breeder farms from Weifang Dajiang Corporation.  The Company also entered into an agreement to purchase land use rights for a 5.3-hectare (80 mu) parcel of land in Weifang, Shandong Province, where the Company intends to build a new breeder farm.

The aggregate purchase price for the 13 breeder farms is RMB103.87 million (approximately $15.2 million). Pursuant to the agreement, Yuhe already paid 80% of the purchase price on or before December 31, 2009 and will pay the remaining balance within two months after formal delivery of the farms, expected in early March 2010.  Built from 1996 to 1999, the farms cover a total area of 37 hectares (560 mu), for which Yuhe acquired all the ground buildings as well as the land use rights for 36 years. The purchase price also includes in-house breeding facilities which supply feed, water and air to the parent breeders. The breeder farms are in good condition and require only RMB17 million (approximately $2.5 million) for renovation.  These farms will add 600,000 sets of parent breeders for Yuhe by the third quarter of 2010.

“By purchasing these thirteen breeder farms, we are able to quickly increase our production capacity of day-old broilers,” said Mr. Zhentao Gao, CEO of Yuhe. “We will leverage our expertise in modern chicken breeding, disease prevention and animal husbandry science to capture the tremendous market potential for poultry in China.”

In a separate agreement, the Company purchased the land use rights for 50 years of a 5.3 hectare (80 mu) parcel of land for RMB18.0 million (approximately US$2.64 million), which was paid at the end of 2009.  Yuhe also paid an additional RMB2.0 million (approximately US$0.29 million) for a building and other facilities within the area.  The construction of this new breeder farm will start in February 2010 and finish by the second quarter of 2010. It will add 120,000 sets of parent breeders for Yuhe. The total capital expenditure for construction and equipment will be around RMB17 million (US$ 2.5 million).

“Our solid balance sheet and strong operating cash flow will support our capital expenditures.  Furthermore, the newly acquired land use rights provide us with additional financial flexibility as they can be used as collateral for long term bank loans,” concluded Mr. Gao.

Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 90% of the Company's sales of day-old broilers are in Shandong province through 28 local agents there. There are 10 other sales agents in adjacent provinces. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

#